UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 10, 2005

Date of report (Date of earliest event reported)

K-tel International, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	1-07115	41-0946588
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2655 Cheshire Lane North, Suite 100
Plymouth, Minnesota 55447

(Address of principal executive offices, including zip code)

(763) 559-5566

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement With BCI Eclipse Company, LLC

K-tel International, Inc., through a wholly owned subsidiary, entered into a trademark license agreement with BCI Eclipse Company, LLC (“BCI”), a subsidiary of Navarre Corporation, effective October 10, 2005.  K-tel, through a wholly owned subsidiary, also entered into a phonograph record license agreement with BCI effective October 16, 2005.

Pursuant to the trademark license agreement, K-tel has granted to BCI a license to use its trademarks, K-TEL® and K-tel’s circular design logo.  The agreement, which runs for an initial term of fourteen months, grants BCI the exclusive license to use the marks in the United States in a field of use limited to the sale and distribution of compact discs and DVDs.  The marks may be used in connection with distribution of K-tel’s music titles as well as products owned by third parties and released by BCI.  The products which may be distributed using the marks exclude digital downloads, but include tangible products which may be marketed digitally.  The marks may not be used in connection with TV and/or radio-advertised and mail order packages.  The agreement provides for royalties of $0.30 per compact disc on a minimum of 80% of the compact discs using the K-tel mark and between $0.27 and $0.29 on the balance, with the payments due after BCI receives payment from its customers.  BCI paid K-tel a $100,000 advance against royalties upon execution of the agreement.  The advance is recoupable by BCI out of 50% of the royalties otherwise payable to K-tel.  After the initial term, BCI has the right to extend the term for one year if it has earned royalties based on products shipped including the advance totaling $350,000 or made make-up payments in such amount, and for a second year extension if BCI has earned royalties based on products shipped of $450,000 in the first extension term.  The foregoing summary description of the trademark license agreement is qualified in its entirety by reference to the trademark license agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Pursuant to the phonograph record license agreement, K-tel, through a wholly owned subsidiary, licensed master recordings from K-tel’s master recording catalog for a period of two years commencing on the initial release date of each titled album from the catalog.  The initial term of the agreement expires on December 31, 2006 and BCI has the right to extend the term for one year if it has earned royalties based on products shipped, including the advance, totaling $350,000, or has made make-up payments in such amount, and for a second year extension if BCI has earned royalties based on products shipped of $450,000 during the first extension period.  The nonexclusive license allows BCI to make reproductions of K-tel’s master recordings in audio compact disc and DVD formats.  The agreement provides for non-returnable advances of $150 per licensed master recoupable against royalties payable when BCI receives payment from their customers at the rate of $0.03 per pre-recorded licensed master and $0.04 per original licensed master embodied in any album.  The territory of the license is the U.S. and Canada.  The license allows BCI to compile master recordings and manufacture, distribute and sell albums in compact disc format through retail stores, online retail stores and record and video club sales channels under K-tel’s licensed marks.  The foregoing summary description of the phonograph record license agreement is qualified in its entirety by reference to the phonograph record license agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Digital Music Download Sales Agreement With APPLE Computer, Inc.

In October 2003, K-tel entered into a Digital Music Download Sales Agreement with APPLE Computer, Inc. (“APPLE”) pursuant to which K-tel allows APPLE to sell downloads of K-tel’s digital music files.  K-tel began receiving payments from APPLE in late 2004.  Based upon information available to K-tel, it is believed that APPLE is one of the seven largest marketers of prerecorded music and there are some estimates that APPLE has in excess of 75% of the worldwide download market.  The Company’s music library was uploaded to APPLE between mid-2004 and late 2005.  The Company does not have a full 12-month history to assess potential revenue from the music library licensed to APPLE.  Sales of downloads to APPLE are, however, expected to represent a material portion of K-tel’s fiscal 2006 revenue.  The term of the Digital Music Download Sales Agreement ends on January 1, 2007.

The foregoing summary description of the agreement with APPLE is qualified in its entirety by reference to the Digital Music Download Sales Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

K-tel believes that these agreements enable K-tel to take advantage of the larger music distribution resources and capabilities of BCI and APPLE.  K-tel believes that the retail recorded music industry has experienced a continuing trend of decreased in-store retail sales and increased sales of digitally downloaded music.  K-tel continues to license music and pursue other opportunities for the distribution of titles from its music catalog.

ITEM 9.01                       FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-tel International, Inc.

Date: August 29, 2006	By:	/s/ Philip Kives
Philip Kives President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Trademark license agreement dated effective October 10, 2005, between Dominion Entertainment, Inc. and BCI Eclipse Company, LLC.

10.2	Phonograph record license agreement between Dominion Entertainment, Inc. and BCI Eclipse Company, LLC effective October 16, 2005.

10.3	Digital Music Download Sales Agreement dated effective October 10, 2003 between Dominion Entertainment, Inc. and APPLE Computer, Inc. *

*                    Confidential treatment has been requested by the registrant for portions of this exhibit.